Exhibit 3

July 28, 2021

Pivotal

Holdings Corp c/o

Swvl Inc.

The Offices 4, One Central

Dubai, United Arab Emirates

Attention: Mostafa Kandil, Chief Executive Officer

Email: mk@swvl.com

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter (this “Lock-up Agreement”) is being delivered to you in accordance with the Business Combination Agreement (the “BCA”) entered into by and among Swvl Inc., a company limited by shares incorporated under the laws of the British Virgin Islands (“Swvl”), Queen’s Gambit Growth Capital, a Cayman Islands exempted company (“SPAC”), Pivotal Holdings Corp, a company limited by shares incorporated under the laws of the British Virgin Islands and wholly owned subsidiary of Swvl (“Holdings”), Pivotal Merger Sub Company I, a Cayman Islands exempted company with limited liability and wholly owned subsidiary of Holdings (“Cayman Merger Sub”), and Pivotal Merger Sub Company II Limited, a company limited by shares incorporated under the laws of the British Virgin Islands and wholly owned subsidiary of SPAC (“BVI Merger Sub”), pursuant to which, among other things, SPAC will merge with and into Cayman Merger Sub, with Cayman Merger Sub surviving (the “SPAC Merger”), Holdings will redeem all of the shares of Holdings held by Swvl, Cayman Merger Sub will distribute all of the issued and outstanding common shares of BVI Merger Sub to Holdings and BVI Merger Sub will merge with and into Swvl, with Swvl surviving (the “Company Merger” and, together with the SPAC Merger and the other transactions contemplated by the BCA, the “Transactions”).

In order to induce Swvl to enter into the BCA and to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Shareholder”) hereby agrees with Holdings as follows:

1. (a) Subject to the exceptions set forth herein, from and after the consummation of the Company Merger, the Shareholder agrees not to transfer, assign or sell, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction (whether settled by delivery of securities, cash or otherwise) with respect to (collectively, “Transfer”), any Class A shares, par value $0.0001 per share, of Holdings (“Holdings Common Shares A”) (other than any PIPE Shares), held by it, him or her until the earliest of (i) the date that is [six months/one year] after the consummation of the Company Merger, (ii) the first date on which the last sale price of the Holdings Common Shares A equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period commencing at least 150 days after the consummation of the Company Merger and (iii) the date on which Holdings consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Holdings shareholders having the right to exchange their Holdings Common Shares A for cash, securities or other property (the “Lock-up”). “PIPE Shares” means any Holdings Common Shares A acquired by the Shareholder pursuant to a subscription agreement between, among others, the Shareholder pursuant to a subscription agreement between, among others, the Shareholder and Holdings, entered into on the date hereof (or any Holdings Common Shares A acquired in exchange for a convertible note issued by Swvl that was issued in accordance with the terms of such subscription agreement).

(b) Notwithstanding the provisions set forth in paragraph 1(a), Transfers of the Holdings Common Shares A that are held by the Shareholder or any of its permitted transferees (that have complied with any applicable requirements of this paragraph 1(b)), are permitted: (i) in the case of the Shareholder or its permitted transferees, to Holdings’ officers or directors, any affiliates or family members of any of Holdings’ officers or directors, the Shareholder, any members of the Shareholder or their affiliates or any affiliates of the Shareholder; (ii) in the case of an individual, by gift to members of the individual’s immediate family, to a charitable organization or to a trust, the beneficiary (or beneficiaries) of which is one or more of the individual, a member of the individual’s immediate family, an affiliate of such person or a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of the British Virgin Islands, as applicable; (vi) by pledging, hypothecating or otherwise granting a security interest in Holdings Common Shares A or securities convertible into, exchangeable for or that represent the right to receive Holdings Common Shares A to one or more lending institutions as collateral or security for any bona fide loan, advance or extension of credit and any transfer upon foreclosure upon such Holdings Common Shares A or such securities including any subsequent transfer of such Holdings Common Shares A or such securities to such lender or collateral agent or other transferee in connection with the exercise of remedies under such loan or extension of credit; (vii) with respect to any Holdings Common Shares A acquired after the consummation of the Company Merger; (viii) in the case of a Shareholder on whom (or on whose direct or indirect owners) any income tax obligations are imposed as a result of the Transactions, in an amount necessary to satisfy such Shareholder’s good faith estimate of such income tax obligations; or (ix) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Holdings shareholders having the right to exchange their Holdings Common Shares A for cash, securities or other property subsequent to the consummation of the Company Merger; provided, however, that in the case of clauses (i) through (vi), these permitted transferees must enter into a written agreement agreeing to be bound by these Transfer restrictions.

2. The Shareholder has full right and power, without violating any agreement to which it, he or she is bound to enter into this Lock-up Agreement.

3. This Lock-up Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Lock-up Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

4. No party hereto may assign either this Lock-up Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph 4 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Lock-up Agreement shall be binding on the Shareholder and its respective successors, heirs and assigns and permitted transferees.

5. This Lock-up Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Lock-up Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

6. Any notice, consent or request to be given in connection with any of the terms or provisions of this Lock-up Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 10.01 of the BCA to the applicable party at the addresses set forth therein (or, in the case of the Shareholder, to the address set forth below the Shareholder’s name on the signature page to this Lock-up Agreement).

7. This Lock-up Agreement shall terminate on the earlier of (i) the expiration of the Lock-up and (ii) the termination of the BCA in accordance with its terms prior to the consummation of the Company Merger.

[Signature Page Follows]

Sincerely,

[SHAREHOLDER]

By:	/s/ Ahmed Sabbah
Name:	Ahmed Sabbah
Title:	Authorized Signatory

Address for Notices:	The Offices 4,

One Central Dubai World Trade Center Dubai,

United Arab Emirates

Acknowledged and Agreed:

PIVOTAL HOLDINGS CORP

By:	/s/ Mostafa Kandil
Name:	Mostafa Kandil
Title:	Director

SIGNATURE PAGE TO LOCK-UP AGREEMENT